PERSONAL AND CONFIDENTIAL
This document contains personal and confidential information regarding your employment with MEDL Mobile.  This information is sensitive and is to be read only by the addressee.  At no time should you discuss your compensation with any MEDL Mobile associate other than your manager(s) or appropriate personnel in Human Resources.

Nothing in this letter is intended to create a contract of employment for a definite period and as such your position with MEDL Mobile will at all times be at-will, which means that either you or MEDL Mobile may terminate your employment at any time for any reason, with or without cause and with or without advance notice.  Employment is also subject to appropriate background checks.

October 22, 2012

Murray Williams
17 Leicester Court
Laguna Nigel, CA 92677

Dear Murray,

It is with great enthusiasm that I offer you the opportunity to join MEDL Mobile.  This offer is for a regular part-time position as “Chief Financial Officer.”

The terms of our offer are as follows:

•	A monthly base amount of $2,500 to be paid as a W-2 employee
•	250,000 MEDL shares (These shares will vest each quarter over a 2-year period)
•	A fee of One Hundred Dollars ($100.00) per hour for each hour of your time over Twenty Five (25) hours per month that you spend on MEDL Mobile, including commute time, to be paid to FA Corp.

In your role as “Chief Financial Officer” your responsibilities include, but are not limited to:
•	Assign appropriate consultants or employees to prepare the SEC filings and perform the work for audit/review related matters
•	Review and Sign SEC reports as Chief Financial Officer
•	Contract Review
•	Help hire and manage the Company Controller
•	Review and approve Company budget
•	Analyze expenses and communicate financial position to CEO
•	Assist in raising capital by being part of conference calls or meetings

Along with the assistance of our executives, you will be responsible for engaging these projects within the standards of quality and excellence for which MEDL Mobile is known.

18475 Bandilier Circle, Fountain Valley CA, 92708 | (714) 617-1991 tel | (310) 943-3207 fax

Murray, on behalf of the entire MEDL Mobile team, it is a privilege to extend this offer of employment to you.  Please formally provide your acceptance of this offer by signing below.  Please retain a copy for yourself and return the original to me.

We look forward to working with you.

Sincerely,

Andrew Maltin
Founder

cc: Dave Swartz, Founder

I accept MEDL Mobile’s offer of employment to begin on a mutually agreeable date sometime within the next 30 days.

Signature:                                                                            Date:

Name:

18475 Bandilier Circle, Fountain Valley CA, 92708 | (714) 617-1991 tel | (310) 943-3207 fax